Exhibit 99.3

CHESAPEAKE FINANCIAL SHARES, INC.
CONSOLIDATED STATEMENT OF CONDITION

Kilmarnock, Virginia 22482

Unaudited Financial Statements

	'SEPTEMBER 30, 2002		'SEPTEMBER 30, 2001
ASSETS
Cash on hand and due from banks		$8,826,353		$10,190,552
Investments*
U.S. Government Obligations	$—		$—
Securities of Federal Agencies	23,054,335		21,294,518
State, Municipal & City Bonds	17,516,099		16,060,247
Federal Reserve Stock and
Time Deposits with Banks	748,600	41,319,034	948,600	38,303,365

Federal Funds Sold		12,000,000		2,565,000
Loans and Discounts	191,823,684		164,497,104
Loan Loss Reserve	(2,913,807)	188,909,877	(2,548,447)	161,948,657

Fixed Assets		7,198,046		5,446,450
Other Assets		23,573,313		15,549,007
TOTAL ASSETS		$281,826,623		$234,003,031

LIABILITIES
Deposits
Demand	$41,148,655		$31,448,238
Savings & Interest Bearing
Transaction Accounts	96,098,404		77,229,714
Certificates of Deposit	107,446,522	$244,693,581	97,076,630	$205,754,582

Federal Funds Purchased		10,973,399		5,000,000
Other Liabilities		2,490,510		2,879,063
TOTAL LIABILITIES		$258,157,490		$213,633,645

SHAREHOLDERS' EQUITY
Capital	$6,420,990		$6,239,800
Retained Earnings	17,248,143		14,129,586

TOTAL SHAREHOLDERS' EQUITY		$23,669,133		$20,369,386

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY		$281,826,623		$234,003,031

* approximate market value

STATEMENT OF EARNINGS

Unaudited Financial Statements

	9 MOS. Ending 9/30/02		9 MOS. Ending 9/30/01
Interest Income	$11,741,072		$12,761,234
Interest Expense	4,012,686		5,993,927

Net Interest Income	7,728,386		6,767,307
Less: Provision for Loan Loss	854,501		437,165
Net Interest Income After
Provision for Loan Losses	6,873,885		6,330,142
Other Operating Income	5,330,835		4,250,287
Other Operating Expenses	9,141,640		7,935,753

Income Before Income Taxes	3,063,080		2,644,676
Income Tax	796,401		688,958
Net Income	$2,266,679		$1,955,718

Earnings Per Share—Primary	$1.78		$1.58
Earnings Per Share—Fully Diluted	$1.74		$1.54
Dividend Paid	$0.36		$0.33